EXHIBIT 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE January 20, 2004 at 7:30 AM EST

Investor Contact: Matt Clawson Allen & Caron, Inc. 949/474-4300 matt@allencaron.com www.allencaron.com	Media Contact: Len Hall Allen & Caron, Inc. 949/474-4300 len@allencaron.com	For Additional Information: Craig T. Davenport, CEO William J. Nydam, COO Endocare, Inc. 949/450-5400 www.endocare.com

 JOHN R. DANIELS APPOINTED TO ENDOCARE BOARD; CRAIG T. DAVENPORT
NAMED DIRECTOR, ELECTED CHAIRMAN

       IRVINE, CA (January 20, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, today announced the appointment of its recently named CEO, Craig T. Davenport, 51, and John R. Daniels, MD, 65 to the Company's Board of Directors, replacing Peter F. Bernardoni and Benjamin Gerson, MD, who have resigned from the Board. Davenport, who has served for more than three decades as an executive in the healthcare industry, was also elected Chairman of the Board. Daniels is former Chief Executive and Chairman at a number of medical technology companies as well as an accomplished clinician and past faculty member of the Stanford University Medical School. Daniels is currently an Associate Professor of Medicine in Medical Oncology at the USC School of Medicine, Los Angeles.

       Davenport noted that the leadership changes at Endocare and the modifications made to its Board over the past year have transformed and enhanced its corporate governance and created a commitment to excellence that will serve the best interests of its stockholders, employees, physician customers and their patients. The Endocare Board currently has seven members, six of whom are outside independent directors, with Ron Matricaria acting as the lead outside director.

       "The addition of Dr. Daniels to the Endocare board will provide stockholders and management with the many benefits of having the counsel and oversight of one of the medical device industry's true luminaries. His joining our Board is a clear indication of his confidence in the promise of the Company and its technology," said Davenport. "We are all very pleased to have John aboard and look forward to his insight and guidance as the Company emerges as a leader in cryotherapy treatment of cancerous tumors."

        Throughout his 30-year career, Dr. Daniels has taken a number of medical ideas and technologies from the laboratories of the academic world through the business planning stage to the successful launch and growth of corporations based on those ideas. He is the founder or co-founder of five corporate start ups, including Collagen Corporation, which was acquired by Santa Barbara-based Inamed; Target Therapeutics, today a division of Natick, MA-based Boston Scientific Corporation; and Pacific Palisades, CA-based Balance Pharmaceuticals, a company founded in 1992 to develop and market a drug to moderate hormone levels in pre-menopausalwomen. Daniels is currently a Director and Chairman of that company. From 1997 until 2002, Daniels was Chairman of Cohesion Technologies a publicly traded spin-off from Collagen Corporation, which developed sealing technologies for surgery that was sold to Vancouver, B.C.-based Angiotech Pharmaceuticals in January 2003.

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 JOHN R. DANIELS APPOINTED TO ENDOCARE BOARD; CRAIG T. DAVENPORT NAMED DIRECTOR,
 ELECTED CHAIRMAN
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       "As we have reported in the past, our core cryoablation business continued to progress strongly in 2003 despite significant distractions from the ongoing financial and regulatory issues that occurred in 2003. In 2004, we begin the rollout of our Cryocare CS system, moving our technology to an even simpler, more effective level for our physicians. The key focus of our 2004 business plan is building revenues through procedure growth and broadening our physicians' use of our products as an option for all prostate cancer patients. Our entire organization and our Board are excited about 2004 and the significant opportunities that are available to us."

       In addition to these announcements, Endocare Chief Financial Officer Kate Greenberg stated that the company continues to apply all available internal resources, in addition to significant outsourced assistance, in order to meet the March 2004 due date for filing our fiscal year 2003 Form 10K with the Securities and Exchange Commission. Additionally, Greenberg said, "We expect that our delinquent quarterly filings for 2003 and for the third quarter of 2002 will be completed following the 2003 Form 10K."

About Endocare
       Endocare, Inc.-www.endocare.com- is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company's senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; fluctuations in the Company's order levels; uncertainty regarding the timing of filing of the Company's periodic reports; and the Company's successful relisting on Nasdaq. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

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